Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13G with respect to the Common Units, representing limited partner interests of Navios Maritime Partners, L.P., dated as of the date hereof is, and any amendments thereto signed by each of the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated: January 3, 2019

Evermore Global Advisors, LLC

By:	/s/ Eric LeGoff
Eric LeGoff
President

Evermore Global Value Fund, a series of
Evermore Funds Trust

By:	/s/ Eric LeGoff
Eric LeGoff
CEO